Exhibit 10(a)
                              DATED March 28, 2003


                        _______________________________


                            ASSET PURCHASE AGREEMENT


                        _______________________________



                                 regarding the
                        acquisition of certain assets of

                           Trans-Lux West Corporation
                                       By
                                   Barco, Inc














                               Table of Contents

                       [Will Prepare For Executable Copy]



                            Asset Purchase Agreement


This Agreement was made and entered into this 28th day of March 2003,

by and between

Trans-Lux West Corporation
                                              1651 North 1000 West, Logan, UT-
                                              herein referred to as "Seller" -

with a corporate guarantee of specified obligations under Sections 2.1.4 and

10.5 only

by Trans-Lux Corporation
                                              -herein referred to as Guarantor-,

Barco NV referred to as Barco, corporate parent of Purchaser and guarantor of

Purchaser's obligations under this Agreement,

and


BARCO, Inc.

3240 Town Point Drive

Kennesaw, Ga 30144

                                          - herein referred to as "Purchaser " -


                                    Preamble

WHEREAS Seller is engaged in the business (the " Business") as hereafter defined in Exhibit A Definitions.

WHEREAS Purchaser intends to acquire from Seller certain assets of the Business by (i) purchasing and receiving by assignment certain of Seller's assets and
(ii) assuming certain of Seller's contractual relationships and obligations pursuant to the terms of this Agreement and Seller intends to accept such sale and transfer and such assumption of contractual relationships and obligations by Purchaser.

NOW THEREFORE, the Parties hereto agree as follows:


1.      Current Status

        Seller engages in the Business and uses tangible and intangible assets and contractual relationships relating thereto. It is understood that certain assets of the Business not being sold as part of the transaction contemplated herein, have been, are and will be used in the manufacture of products of other businesses of Seller.


2.      Sale and Transfer of Assets

2.1 Seller herewith sells and assigns to Purchaser, subject to Section 2.4, and hereby licenses certain patents ("Intellectual Property") pursuant to the Technology and Patent License Agreement executed simultaneously with this Agreement, all with effect from the Closing Date (as defined in Section 8) all of its right, title and interest to the following assets which relate to the Business as of the Closing Date( collectively the "Acquired Assets"), and Purchaser herewith accepts such sale and such assignment and purchases such assets.

        2.1.1 real property located at 1651 North 1000 West, Logan, Utah (the "Logan Utah Facility") including all fixtures and furnishings as listed in Exhibit 2.1.1;

        2.1.2 tangible movable assets, including equipment, machinery, vehicles, and all other manufacturing equipment (collectively "Equipment") and assets relating to the Business, all as listed in Exhibit 2.1.2;

        2.1.3 inventories, including raw materials and supplies, work in progress and finished goods relating exclusively to the Business as listed in Exhibit 2.1.3;

        2.1.4 trade receivables as listed in Exhibit 2.1.4 (hereinafter "Trade Receivables") with those Trade Receivables not exceeding 90 days past due at the Closing. In the event, however, that any Trade Receivable becomes 90 days past due after Closing and such non-collection is not due to actions of Purchaser and Purchaser used reasonable efforts to collect such Trade Receivables and allowed Seller to assist in such collection, such Trade Receivable shall be re-assigned back to Seller with Seller providing payment to Purchaser in the amount of the Trade Receivable. After such re-assignment, at Seller's request Purchaser shall assist Seller in the collection of the Trade Receivable including any required technical assistance at a cost to Seller of the full cost of Purchaser's assistance plus fifteen percent (15%). In no event shall Seller's obligation to (i) accept the re-assignment of a Trade Receivable, (ii) pay Purchaser the amount of the re-assigned Trade Receivable or (iii) reimburse Purchaser's full cost plus fifteen percent (15%) of Purchaser's assistance be limited in any way by any other Section of this Agreement, including but not limited to the provisions of Section 10. The re-assignment payment by Seller is guaranteed by Guarantor.



2.2 Subject to Section 2.4 on the Closing Date, Seller and its affiliate Trans-Lux Midwest Corporation shall (i) license to Purchaser certain intellectual property pursuant to the terms and conditions of the Technology and Patent License Agreement as Exhibit 2.2(i); and (ii) license to Purchaser the use of certain molds at vendors pursuant to the License Agreement-Molds as Exhibit 2.2(ii).

2.3 The following assets and other items are not included in the Acquired Assets sold and assigned pursuant to this Agreement (hereinafter the "Excluded Assets"):

            (a) cash and cash equivalents of Seller on hand and in bank accounts and other investment accounts, together with such accounts;

            (b) molds (but these shall be licensed);

            (c) all installed and/or shipped jobs as well as ongoing or future warranty obligations, service-maintenance contracts and income therefrom and animation and animation income from jobs shipped and/or installed prior to Closing.

            (d) all rights throughout the world in and to the name Trans-Lux or TLX or any variations thereof, and all trademarks and similar registrations (and applications therefor) relating to the name of Trans-Lux Corporation or Trans-Lux West Corporation or TLX;

            (e) the Assets listed on Exhibit 2.3(e)

            (f) Administrative Assets;

            (g) all (i) service marks, trademarks, tradenames and registrations for the foregoing marks and names, (ii) product names and assumed or fictitious names and the logos associated therewith, (iii) applications for trademark registrations, and (iv) such other property and intangible rights, in each case containing, relating to, derived from or incorporating the name or letters "Trans-Lux" or "TLX", together with the goodwill of the businesses in connection with which such service marks, trademarks, tradenames and product names are used;

            (h) all designs, technical information, drawings, formulae and processes, procedures, proprietary information, trade secrets and related assets owned, used or held for use by Seller or its Affiliates including any such used in connection with Seller's other businesses, including but not limited to the Seller's Commercial, Catalog and other businesses, it being understood that certain of the foregoing are used in the Business and specifically licensed in connection with this Agreement;

            (i) litigation and other claims of the Seller arising prior to the Closing and receivables therefrom, including those set forth on Exhibit 2.3(i);

            (j) prepaid Taxes and rights to refunds of Taxes paid by Seller or its Affiliates;

            (k) all Assets not otherwise listed as an Acquired Asset in this Agreement which are related to the Seller's Commercial, Catalog and other businesses.

2.4 The assignment of the Acquired Assets pursuant to Section 2.1 is subject to the condition precedent of the occurrence of the Closing Date (as defined in Section 8 below).

2.5 Except as set forth in Exhibit 2.5, and subject to the deed of trust and other security interests securing the IRBs referred to in Section 7.1.1, the Acquired Assets have been examined by Purchaser and are being sold "as-is" and "where at" and without representation or warranty free and clear of UCC Financing Statements. The benefits and burdens of all of the Acquired Assets shall accrue to Purchaser effective from the Closing Date.

2.6 The Acquired Assets to be sold and licensed pursuant to this Agreement include all books, records and other documentation, including but not limited to those provided during the due diligence conducted by Purchaser (hereafter "Documentation") relating exclusively to the Business. If Purchaser requests original Documentation in connection with audit or other proceedings, then Purchaser shall notify Seller and Seller shall provide such originals to Purchaser. The Parties agree that any books, records and other documentation relating exclusively to Excluded Assets, or which don't relate exclusively to the Business, are neither sold and transferred nor delivered to Purchaser and shall be retained by Seller. To the extent original records are delivered to Purchaser, Seller will be entitled from time to time to make copies at its own expense of all books, records and other documents pertaining to the Business and included in the Acquired Assets which Seller desires for Tax, accounting, legal or other purposes. Purchaser agrees to preserve and keep all such books, records and other documents for a period of at least six (6) years from the Closing Date. Purchaser shall give Seller 45 days written notice of its intention to dispose of such books, records and other documents and provide Seller a reasonable opportunity to obtain possession or make copies thereof at Seller's expense. With respect to manuals relating to the Business, Seller shall give copies thereof to Purchaser at the Closing, to the extent they are available.


3.      Assumption of Contractual Relationships

3.1 All contracts and/or purchase orders for Work in Process, contractual offers or projects in progress for customers relating exclusively to the Business as of the Closing Date, except for the Excluded Contracts set forth in Section 3.3, are assigned to and assumed by Purchaser (herein "Assumed Contracts"). For the purpose of this Agreement, Work in Process shall be defined as all Custom Sports Market jobs not shipped (herein "Work in Process"). Purchaser assumes from Seller all rights and obligations resulting from these Assumed Contracts and contractual offers by way of the assumption of contract subject to any required third party consent pursuant to Section 5. A list of the Assumed Contracts is attached as Exhibit 3.1. Notwithstanding anything to the contrary in this Section, Seller shall retain all service and support obligations for Seller's existing customer base as fixed at the time of Closing (hereinafter "Seller's Existing Customer Base"). During the term of any warranty obligations Seller has towards Seller's existing Customer Base, Seller agrees to provide the same level of support to warranty obligations to Seller's Existing Customer Base as it presently provided before Closing.

        3.2 Purchaser assumes all vendor and supplier agreements and purchase orders including agreements for warranties (either oral or written) on inventory and or products included in the Acquired Assets to the extent assignable for the period after Closing (hereinafter "Assumed Vendor and Supply Contracts"). A list of the Assumed Vendor and Supply Contracts is attached as Exhibit 3.2.

        3.3 The following contracts are not included in the Assumed Contracts assumed by Purchaser pursuant to Section 3.1 or Section 3.2:

3.3.1 all contracts for works- in -progress and contractual offers or projects in progress relating to the Excluded Assets;

3.3.2 all contracts entered into and all contractual offers made or received not in the ordinary course of business set forth in Exhibit 3.3.2 to this Agreement (hereinafter "Excluded Contracts").

3.4 To the extent that the Assumed Contracts constitute pending transactions or Work in Process, it is expressly agreed that the amounts which Seller has in- voiced and received as pre-payments on Exhibit 3.4 on account of supplies, la- bor and other costs prior to Closing shall be offset against Seller's costs to date including Prepaid Expenses as set forth in Exhibit 3.4, and the Purchase Price will be increased or reduced accordingly by such net amount, and Purchaser shall be entitled to the payments and benefits under the Assumed Contracts made or due after Closing.

3.5 If, after the Closing Date, either Purchaser or Seller, as the case may be, receives any amounts in part or in full to be paid under the Assumed Contracts or the Excluded Contracts, as the case may be, which should, in accordance with the terms of this Agreement and, in particular with this Section 3, have been paid to the other Party, then the Party having received such amount shall forward any such amount, which it has incorrectly received, to the other Party within thirty (30) days.

3.6 Seller agrees to transfer and assign as of the Closing Date all warranty claims against third parties under the Assumed Contracts. Purchaser herewith accepts the assignments of such warranty claims.

3.7 Assumed Liabilities. Purchaser will assume at the Closing and will perform and discharge when due (i) liabilities and obligations of Seller under Assumed Contracts and Assumed Vendor and Supply Contracts accruing after the Closing, and (ii) liabilities and obligations relating to the Logan Utah Facility with respect to periods after Closing including liabilities and obligations relating to Seller's deed of trust on the Logan Utah Facility and the IRB Bonds as defined. Liabilities and obligations to be assumed by Purchaser pursuant to this Section 3.7 are referred to herein as "Assumed Liabilities."

3.8     Retained Liabilities.  Except as provided in Section 3.7 or pursuant to
        Section 10.1(b), the parties agree that Purchaser is not assuming any liabilities or obligations of Seller or the Business (as operated by Seller prior to the Closing). Liabilities and obligations of Seller with respect to periods prior to the Closing (other than Assumed Liabilities) are referred to herein as "Retained Liabilities".

3.9 To the extent that any Assumed Contract or other Acquired Asset to be transferred to Purchaser is not capable of being validly and fully assigned, transferred, conveyed or reissued to Purchaser without a consent or approval, and such consents and approvals have not been obtained prior to the Closing or do not remain in full force and effect at or immediately after the Closing, no such assignment, transfer, conveyance or reissuance shall be deemed to have occurred until such consent or approval has been obtained, and Seller shall, after the Closing, use its reasonable commercial efforts to: (i) obtain such consents or approvals, (ii) cooperate in any lawful arrangement designed to provide to Purchaser the benefits of any Assumed Contract or other Acquired Asset as to which such a consent or approval has not been so obtained or does not remain in full force and effect, and (iii) enforce, at the request of Purchaser and at Purchaser's expense, for the benefit of Purchaser, any rights of Seller under or with respect to any such Assumed Contract or other Acquired Asset against all other persons (including termination of the foregoing in accordance with the terms thereof upon the election of Purchaser), provided that Seller shall not be required to take any action pursuant to this sentence that could reasonably be expected to result in Seller incurring liability to a third party. To the extent that Purchaser is provided the benefits pursuant to this Section 3.9 of any such Assumed Contract or other Acquired Asset, Purchaser shall perform the liabilities and obligations of Seller thereunder or in connection therewith with respect to periods following the Closing as if they were Assumed Liabilities.

4.      Hiring of Key Employees

4.1     (a)     Except for the Excluded Employees listed on Exhibit 4.1(a),
        Purchaser may offer employment effective as of the Closing to each employee of the Business including the employees designated by Purchaser in Exhibit 4.1(a). Any such employee who accepts Purchaser's offer of employment shall be referred to herein as a "Purchaser Employee" and shall resign from or deem to have resigned from Seller's employment.

        (b) Nothing in this Agreement shall limit Purchaser's right to terminate the employment of any Purchaser Employee.


4.2 After the Closing, Seller, Guarantor or any of their respective subsidiaries or affiliates, shall in no way solicit or assist in the solicitation of the employment of, or employ Purchaser Employees, in any way directly or indirectly, for a period of three (3) years after the Closing as long as the Purchaser Employees are employed by Purchaser or any subsidiary or affiliate of Purchaser, provided however that Seller, Guarantor and their respective subsidiaries or affiliates shall not employ any Purchaser Employee who voluntarily resigns the employ of Purchaser less than 6 months prior to such employment.

4.3 Warn Act Liabilities. If Seller incurs WARN Act liabilities because 50 or more of the Business' Employees are not Purchaser Employees, then Purchaser shall be liable for all payments during the 60 days following Closing for such Employees under the WARN Act.

5.      Third Party Consents

5.1 The Parties will jointly endeavour to obtain all necessary third party consents in respect of the transfer of the Acquired Assets and the Assumed Contracts and shall implement Section 3.9.

6.      Purchase Price

6.1 The purchase price for the Acquired Assets (herein the "Purchase Price") shall amount to $3,756,827.84 as set forth in Exhibit 6.1 plus the assumption of the Assumed Liabilities. The $3,756,827.84 shall be payable in cash after all of the required events to consummate the Closing are complete, and receipt of such payment is likewise a condition of Seller to consummate the Closing. The allo- cation amongst the Seller shall be the sole responsibility of the Seller.

6.2 Payments to Seller under this Agreement shall be made to the following bank account, unless Seller has notified Purchaser of a different bank account in writing; payments to such bank account shall be made by wire transfer in im- mediately available funds free of bank and/or any other charges and shall be deemed effective when unconditionally and irrevocably credited to such bank account:

        People's Bank
        850 Main Street
        Bridgeport CT 06604
        ABA No. : 221-172-186
        Account No.: 033-7014696
        Account Name: Trans-Lux West Corporation





7.      Pre-Closing Conditions

7.1     The sale and purchase of the Assets shall be consummated pursuant to
        Section 8 below (herein "Closing") only if the following conditions precedent (herein "Pre-Closing Conditions") are fulfilled, unless waived in writing by the appli- cable Party:

7.1.1 Execution and delivery of all documents and agreements necessary for the assumption by Purchaser from Seller of the IRB Bonds secured by the Seller's Logan Utah Facility.

7.1.2   Execution and delivery of deed of   title to the Logan facility to
        Purchaser, subject to matters shown on Purchaser's title insurance policy Old Republic National Title Insurance Company Owners Policy No. SV2643102 dated March __, 2003.

7.1.3 Seller has provided evidence reasonably satisfactory to Purchaser that the Assumed Contracts are in effect.


7.1.4 Each Party has provided the other evidence sufficient to demonstrate that such Party has obtained appropriate approvals (other than to Assumed Contracts) to conclude the transactions contemplated in this Agreement.

7.2 Seller and Purchaser shall mutually inform each other without undue delay as soon as either Party has become aware that the Pre-Closing Conditions have been fulfilled.

8.      Closing

At the Closing the following events (herein "Closing Events") shall occur:

8.1 At the Closing each Party shall deliver originals of the Ancillary Documents proving that the Pre-Closing Conditions have been fulfilled.

8.2     At the Closing Purchaser shall pay the Purchase Price.

8.3 At Closing Purchaser shall execute and deliver to Seller, an assumption of $4,155,000 in IRB Bonds in the form attached hereto as Exhibit 8.3.8.4 At Closing, Guarantor shall execute a corporate guaranty securing Guarantor's obligations under this Agreement (herein "Guaranty"). A copy of the Guaranty is attached hereto as Exhibit 8.4.

8.5 At Closing, Barco shall execute a corporate guaranty guaranteeing all of Purchaser's obligations under this Agreement. A copy of the Guaranty is attached hereto as Exhibit 8.5


8.6 The Closing shall take place at the office of Guarantor or at such other place mutually agreed upon by the Parties.

8.7 Purchaser and Seller shall have the right to waive one or more of the Closing Events by a mutual written consent.

8.8 "Closing Date" shall be the date on which the Closing Events have occurred, to the extent that such Closing Events have not been duly waived by the Parties. Payment of the Purchase Price shall constitute confirmance of the occurrence of the Closing Date.

9.      Representations


        The Parties hereby respectively represent and warrant as follows:

9.1     Material Agreements
        -------------------

        Except for the Assumed Contracts, Excluded Contracts and Excluded Assets, to Seller's knowledge, Seller has no other agreements or obligations of the same nature relating to the Business.

9.2     Performance of Assumed Contracts
        --------------------------------

        The Assumed Contracts are in full force and effect and, to the best knowledge of Seller are enforceable against the parties thereto in accordance with their terms. Except for Assumed Contracts allowing the customer to terminate for breach, convenience or failure to get State or similar funding, to the knowledge of Seller no circumstance exists that will reasonably be expected to give any party to the Assumed Contracts the right to terminate or modify such agreements. Except as set forth in Exhibit 9.2, Seller has performed and complied with all obligations under the Assumed Contracts in all material respects. Seller has not received any notice of termination of any Assumed Contracts.

9.3     Intellectual Property
        ---------------------

        (a) The Intellectual Property includes such Intellectual Property as are in all material respects sufficient to conduct the Business immediately following the Closing as it is currently conducted.

        (b) Seller is not now the subject of any pending infringement, interference, opposition or similar action, suit or proceeding challenging the use by the Business of any Intellectual Property.

        (c) To the knowledge of Seller, except as set forth in Exhibit 9.3, the Seller has not received notice of claims or demands against the Seller in writing that the conduct of the Business by Seller infringes in any material respect on any valid intellectual property rights of any other Person.


9.4     Acquired Assets
        ---------------

Except for liens being released at Closing and liens and encumbrances securing or relating to the IRB Bonds assumed by Purchaser, there are no encumbrances on the Acquired Assets;

9.5     Litigation
        ----------

        Except as disclosed in Exhibit 9.5, there are no court litigations, arbitrations, governmental investigations or inquiries, or administrative proceedings pending or to the knowledge of Seller and Guarantor, threatened against Seller or Guarantor with respect to the Business, and the Acquired Assets.

9.6     Purchaser Employees and Employee Benefits
                  -------------------------------

        (i) All obligations, whether arising by operation of law, by agreement or past custom, for payments and contributions with respect to direct or indirect pension and retirement benefits or other compensation benefits, such as bonus payments, if any, to the Purchaser Employees, for periods prior to the Closing Date have been paid or accrued by Seller;

         (ii) except for resignations in the ordinary course of business, none of the Purchaser Employees has terminated his/her current employment or to Seller's knowledge has threatened to terminate such employment except in connection with this transaction.

9.7     Labor Matters
        -------------

        With respect to the Purchaser Employees Seller is in compliance with all laws and regulations dealing with wages, hours, vacations and working conditions for its employees; all compensation and withholding obligations of Seller to or in respect of the Purchaser Employees for periods prior to the Closing Date have been paid or accrued by Seller.

9.8     Warranties; Product Liability

        There are no product liability, warranty or other similar claims pending against Seller or Guarantor with respect to the Business, and Seller and/or Guarantor have no knowledge of any product liability defects which would give rise to any such liabilities or claims unless listed in
        Exhibit 9.8;

9.9 To Seller's knowledge, no representation by Seller in this Agreement contains any untrue statement of a material fact. If and to the extent any of the representations of Seller in this Section are made to Sellers` best knowledge, such knowledge means actual knowledge by Seller's officers or directors.

9.10 (a) Each of the Parties is a corporation validly existing and in good standing under the laws of its jurisdiction of incorporation.

        (b) Each of the Parties has the corporate power and corporate authority to enter into this Agreement and the Ancillary Documents to which it is contemplated to be a party and to perform its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and the Ancillary Documents by each Party and the consummation of the transactions contemplated hereby and thereby have been duly authorized and approved by the Board of Directors of such Party and no other corporate proceedings on the part of such Party or the shareholders of such Party are necessary to authorize and approve this Agreement or such Party's Ancillary Documents and the transactions contemplated hereby and thereby. This Agreement and each Ancillary Document contemplated to be delivered by the Parties has been duly executed and delivered by a Party. This Agreement and each Ancillary Document contemplated to be executed and delivered by a Party constitutes a valid and binding obligation of such Party, enforceable against such Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or similar laws affecting creditors' rights generally or by the principles governing the availability of equitable remedies.

        (c) None of the Parties, nor any director, officer or employee thereof, has employed or dealt with any broker or finder or has incurred or will incur any broker's, finder's or similar fee, commission or expense, in each case in connection with the transactions contemplated by this Agreement or the Ancillary Documents.

9.11    The Parties hereto agree as follows:

        NO OTHER REPRESENTATIONS OR WARRANTIES. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, SELLER MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, WRITTEN OR ORAL, AND SELLER HEREBY DISCLAIMS ANY SUCH REPRESENTATIONS OR WARRANTIES (INCLUDING WITHOUT LIMITATION ANY WARRANTY OF MERCHANTABILITY OR OF FITNESS FOR A PARTICULAR PURPOSE), WHETHER BY SELLER, OR ANY OF ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES OR ANY OTHER PERSON, WITH RESPECT TO THE BUSINESS OR THE ACQUIRED ASSETS OR THE EXECUTION AND DELIVERY OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, NOT-WITHSTANDING THE DELIVERY OR DISCLOSURE TO PURCHASER, ANY AFFILIATE OF PURCHASER OR ANY OF THEIR OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES OR ANY OTHER PERSON OF ANY DOCUMENTATION OR OTHER INFORMATION BY SELLER OR ANY OF ITS AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES OR ANY OTHER PERSON, WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING. PURCHASER ACKNOWLEDGES THAT IN ENTERING INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY IT IS NOT RELYING ON ANY INFORMATION OTHER THAN THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS AGREEMENT AND THE EXHIBITS THERETO.


10.     Indemnification


10.1    (a)   Seller shall indemnify and hold harmless Purchaser and its
        Affiliates ("Purchaser Indemnified Parties") from and against any and all Losses which are incurred by one or more Purchaser Indemnified
        Parties:

             (i) resulting from the breach of any representation or warranty made by Seller in Section 9 of this Agreement or any Seller Ancillary Document;

             (ii) resulting from the breach of any covenant or agreement of Seller contained herein or any Seller Ancillary Document; or

             (iii)   constituting Retained Liabilities.

        (b) Purchaser shall indemnify and hold harmless Seller and its Affiliates ("Seller Indemnified Parties") from and against any and all Losses which are incurred by one or more Seller Indemnified Parties:

             (i) resulting from the breach of any representation or warranty made by Purchaser in Section 9 of this Agreement or any Purchaser Ancillary Document;

             (ii) resulting from the breach of any covenant or agreement of Purchaser contained herein or any Purchaser Ancillary Document; or

             (iii)   constituting Assumed Liabilities.

10.2 The right of the Purchaser to rescind the Agreement shall be excluded. Purchaser and Seller each recognize that any breach of the terms of this Agreement may give rise to irreparable harm for which money damages would not be an adequate remedy, and accordingly agree that, in addition to other remedies, any non-breaching Party will be entitled to enforce the terms of this Agreement by a decree of specific performance without the necessity of proving the inadequacy as a remedy of money damages.


             10.3 Any claim for indemnification under Section 10.1 will be made in accordance with this Section 10.3. In the case of any claim for indemnification arising from a claim or demand of a third Person, an Indemnified Party will give prompt written notice, in no event more than ten (10) days following such Indemnified Party's receipt of such claim or demand, to the Indemnifying Party describing in reasonable detail the basis of such claim or demand as to which it may request indemnification hereunder. Any other claim for indemnification will be made as promptly as practicable after the time the Indemnified Party becomes aware of the facts forming the basis of such claim. The Indemnifying Party will have the right to defend and to direct the defense against any such claim or demand, in its name or in the name of the Indemnified Party, as the case may be, at the expense of the Indemnifying Party and with counsel selected by the Indemnifying Party, provided that the Indemnifying Party may not settle or compromise any such claim or demand without the written consent of the Indemnified Party (which consent may not be unreasonably withheld or delayed) if injunctive or other equitable relief would be imposed against the Indemnified Party as a result thereof. The Indemnified Party will cooperate with the Indemnifying Party and keep the Indemnifying Party fully informed in the defense of any such claim or demand. The Indemnified Party will have the right to participate in (but not control) the defense of any claim or demand with counsel employed by it at the expense of the Indemnified Party. The Indemnifying Party will have no indemnification obligations with respect to any such claim or demand which is settled by the Indemnified Party without the prior written consent of the Indemnifying Party.

10.4         (a)     The rights of the Parties under Sections 10.1 and 10.2 (and under Section 4 and Section 13.1) will be the exclusive remedy of the Parties with respect to breaches of representations, warranties, covenants or agreements contained in or made pursuant to this Agreement or any Ancillary Document. Purchaser, on behalf of itself and its Affiliates (and their shareholders, managers, officers, directors, employees and agents), hereby (i) waives and releases Seller and its Affiliates (and their shareholders, managers, officers, directors, employees and agents) from any statutory or other rights of contribution or indemnity (except as set forth in Section 10.1 (a)) with respect to Seller's and its Affiliates' ownership of the Acquired Assets or operation of, or otherwise relating to, the Business, and (ii) waives and releases all rights of subrogation with respect to claims relating thereto.

             (b) Each of Purchaser, on the one hand, and Seller, on the other hand, agrees that, unless the other Party shall otherwise direct in writing, it will use commercially reasonable efforts to recover amounts under insurance policies to the extent such recoveries would reduce amounts required to be paid by the other pursuant to this Section 10.

             (c) In the event that an Indemnifying Party is obligated to indemnify an Indemnified Party pursuant to this Section 10, the Indemnifying Party will, upon payment of such indemnity, be subrogated to all rights of the Indemnified Party with respect to claims to which such indemnification relates.

             (d) In the event and for so long as Seller or any of its Affiliates is contesting or defending against any third party action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with any fact, status, condition, activity, occurrence, event, failure to act or transaction with respect to the Business on or prior to the Closing Date, Purchaser agrees to (i) cooperate on a reasonable basis with the contesting or defending party and its counsel and make available information in its possession relevant thereto and (ii) make available its employees on a reasonable basis, as necessary, to provide testimony, to be deposed, to act as witnesses and to assist counsel, all during normal business hours without undue interference with Purchaser's business and with the responsibilities of such employees, in each case of clauses (i) and (ii) as shall be necessary in connection with the defense or contest thereof, all at the sole cost and expense of the contesting or defending party (unless and to the extent the contesting or defending party is entitled to indemnification therefor under Section 10).

             (e) No claim for indemnification may be made by an Indemnified Party pursuant to this Section for breach of a representation or warranty unless notice of such claim (describing the basic facts or events, the existence or occurrence of which constitute or have resulted in the alleged breach of a representation or warranty made in this Agreement or any Ancillary Document) has been given to the Indemnifying Party during the applicable survival period set forth in Section 10.6.

10.5 Except as provided in Section 2.1.4,Seller shall have no liability under Section 10.1(a) unless and until the aggregate amount of all Losses which are otherwise recoverable under this Section or any Seller Ancillary Document (but for this Section 10.5) exceeds $50,000 Fifty Thousand US Dollars after which Seller shall be responsible for amounts in excess of such threshold up to the maximum hereinafter set forth. If such threshold is exceeded, Purchaser shall be entitled to the indemnification pursuant to Section 10.1(a) to the extent Seller's liability exceeds $50,000 up to a maximum aggregate amount of $400,000 Four Hundred Thousand US Dollars. This payment is guaranteed by Guarantor. The limit set forth in this Section 10.5 shall not apply to the Seller's non-compete obligation in Section 11.

10.6 The representations and warranties contained in or made pursuant to this Agreement or any Ancillary Agreement will survive the Closing, but will terminate and be of no further force or effect on and after December 30, 2003. All other provisions will survive the Closing without limitation except as provided therein (e.g. five (5) years for Section 11).

10.7 Notwithstanding anything contained in this Section to the contrary, Seller shall indemnify and hold Purchaser harmless, with no limit or condition, against any claim, liability or obligation of an Acquired Asset occurring prior to Closing and Purchaser shall indemnify and hold Seller harmless against any claim, liability or obligation with respect to an Acquired Asset occurring on or after the Closing.

11.     Non-Compete

        Seller, Guarantor, Purchaser and Barco are prohibited for a period of five (5) years after the Closing Date as follows:

In the case of Seller and/or Guarantor, Seller and/or Guarantor and its communication subsidiaries agree to not compete against Purchaser in the Business in the Custom Sports Market either directly or indirectly. The Custom Sports Market is defined as the design, development, manufacture, sale, lease and service in the US and Canada of LED and incandescent displays and scoreboards (excluding gaming (which includes racing) and excluding practice and intramural sports, auxiliary practice fields, student activity centres, and recreation and physical education facilities and other areas and facilities defined in items 1, 2 and 3 below of the Catalog Sports Market) and consists of:

(i) Major sports programs (football, basketball, or baseball) in Division I, and in the case of football, Division I-AA, of Universities of the NCAA;

(ii) (I) Facilities which are members of International Association of Assembly Managers (IAAM) as listed in the Active Membership Geographical listing in the IAAM Member index most current at the time of Closing and are designed and used in part for team sports events (including tennis), and (II) the type of facilities as defined by the IAAM as eligible for membership which are designed and used in part for team sports events (including tennis) except for in the case of (II): (a) those facilities which meet the definition from Catalog Sports Market in item 1 below of the definition of Catalog Sports Market in which the primary sporting events are for teams of those schools defined in such item 1 below of the Catalog Sports Market; (b) facilities defined in item 2 below of the Catalog Sports Market; and, (c) facilities defined in item 3 below of the Catalog Sports Market;

(iii)   Professional Sports Teams and Professional Sports Facilities;
This definition applies to the sports facilities included in this definition only and surrounding property which is an integral part of those sport facilities. Notwithstanding the foregoing, Seller, Guarantor and their Affiliates can service non-Barco displays in the Custom Sports Market including all existing installations at the time of Closing, for both service and/or sale of parts.

        In the case of Purchaser and Barco, Purchaser, Barco and their subsidiaries and Affiliates agree not to compete against Seller and its Affiliates in the sale or lease of any product in the Catalog Sports Market, either directly or indirectly. The Catalog Sports Market is defined as the business of design, development, manufacture, sale, lease and service of LED and incandescent displays (excluding gaming (which includes racing) used to display scoring or sports information in the US and Canada in those sports markets not defined as the Custom Sports Market. Such Catalog Sports Market includes but is not limited to:

1. Facilities for all schools, public and private, excluding NCAA Division I Major Sports (football, basketball and baseball) programs and NCAA Division I-AA football programs. Included in the Catalog Sports Market are all non-major sports at the NCAA Division I level and, in the case of the NCAA Division I-AA level, all sports are included in the Catalog Sports Market other than football. The Catalog Sports Market also includes facilities for intramural sports, auxiliary practice fields, student activity centers, recreation and physical education facilities at both the NCAA Division 1 and 1-AA levels.

2. City park and recreational facilities, amateur baseball, softball league facilities, soccer fields and facilities which in all of the cases above in this 2 are used in part for non-professional sports.

3. Churches, prisons, military bases, private baseball and other sports facilities where non-professional sports are played except as provided in the Custom Sports Market as defined above.

Barco would retain the right to sell and lease direct full color LED display products in the Catalog Sports Market, at a price not lower than the most favored price Barco would offer to TLX for the same product under similar circumstances, when the primary intended purpose of such displays would not be to display non-full motion video sports related information (including scoring) related to the on-going event in the facility or the participants in such event.

        (i) The Parties agree that the provisions of this Section 11 shall survive the Closing of this Agreement.

12.     Additional Obligations


12.1 If the Closing takes place, Seller agrees to hold in strict confidence and not to disclose to any third party any confidential business information on the Business transferred to Purchaser, in particular any customer data regarding the Acquired Assets. Likewise, Purchaser, Barco and their affiliates shall not disclose or use any confidential information of Seller received during due diligence which is not transferred and shall return such information to Seller immediately after the Closing The obligations contained in this Section shall be in addition to those contained in the Non Disclosure Agreements executed by the parties on September 10, 2002 as modified by Letter of Intent on January 10, 2003. If the closing does not occur Barco, Purchaser and their affiliates will continue to abide by such Non Disclosure Agreement and Non Solicitation Clause as amended. Information shall not be deemed confidential for the purposes of this Agreement if the Seller can prove that such information:

        (i) is already in the public domain or generally available to the public;

        (ii) has become available to the public without any breach by Seller;

        (iii) is no longer confidential as otherwise provided in Section 5E of the Non Disclosure Agreement.

12.2 After the Closing, Purchaser agrees that if any of the Acquired Assets of Seller sold hereunder bears the Trans-Lux or TLX name or letters, Purchaser shall, prior to the use of such assets, delete or cover the Trans-Lux or TLX name or letters that are visible in the completed form of the product and clearly indicate that the Business is no longer affiliated with TLX or any Affiliate thereof provided however that after six (6)months after the Closing Purchaser shall no longer use any of such Acquired Assets which bear the Trans- Lux or TLX name. Any use of either Party's name or trade name shall require the prior written approval of the granting Party. Notwithstanding the foregoing, Purchaser may refer to prior jobs installed by the Business as reference sites in any bids or solicitations to customers so long as Purchaser clearly designates it is not affiliated with Seller or Seller's Affiliates.

12.3 Seller and Purchaser agree that after Closing, each Party shall negotiate with the other in good faith, an agreement to purchase the other Party's products and services at pricing and terms at least as favourable as the selling Party offers to its customers under similar quantities and commercial conditions.

12.4 At Seller's option, and pursuant to purchase orders submitted by Seller, Purchaser shall manufacture and ship committed orders of Seller's non Custom Sports Business scheduled to be shipped within 90 days after Closing at Purchaser's full cost plus fifteen percent (15%). Seller shall assign a project manager to manage and oversee these orders with reasonable cooperation by Purchaser. Payment for the purchase under such purchase orders shall be paid 30% down at the acceptance of the purchase order by Purchaser, 50% on shipment to Seller or Seller's end user, whichever comes first, 15% on substantial completion of installation, and 5% on end user final acceptance.

12.5 Cooperation. Subject to the terms and conditions hereof, Seller and Purchaser will each use their respective reasonable efforts:

             (a) to defend, consistent with applicable principles and requirements of law, any third party lawsuit or other legal proceeding, whether judicial or administrative, challenging this Agreement or the Ancillary Documents or the transactions contemplated hereby or thereby;

             (b) to furnish to each other such information and assistance as may reasonably be requested in connection with the foregoing; and

             (c) to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Documents.

12.6 Further Assurances Any time after the Closing, Seller and Purchaser will promptly execute, acknowledge and deliver any other assurances or documents reasonably requested by Purchaser or Seller, to satisfy, or in connection with, their obligations hereunder. The parties covenant and agree that except as expressly warranted herein, the Acquired Assets are being sold or licensed "as is" and "where at".

13.     Tax Indemnification


13.1 Seller shall indemnify and hold harmless Purchaser from any Taxes, duties or employee related contributions i.e. payroll or benefit taxes , which relate to the Business, Acquired Assets or Assumed Contracts for the time period prior to the Closing Date and Purchaser shall indemnify and hold harmless Seller from any Taxes which relate to Purchaser's Custom Sports Market Business, the Acquired Assets and Assumed Contracts after the Closing Date.

14.     Notices

        All notices and other communications hereunder shall be in writing and shall be deemed received by the other Party upon (i) transmittor's confirmation of a receipt of a facsimile transmission or (ii) confirmed delivery by standard overnight carrier or when delivered by hand addressed at the following addresses (or at such other address for a Party specified by the other Party by written notice):

                             (a)     In the case of Seller:

                                  Mr. Michael Mulcahy
                               Trans-Lux West Corporation
                               c/o Trans-Lux Corporation
                                  110 Richards Avenue
                                 Norwalk, CT 06856-5090
                               Telecopy: (203)  852-1794

                                    with a copy to:

                          Weisman Celler Spett & Modlin, P.C.
                           Attention:  Howard S. Modlin, Esq.
                                    445 Park Avenue
                                  New York, N.Y. 10022
                               Telecopy:  (212) 371-5407

                           (b)     In the case of Purchaser:

                                Mr. Roger C.J. Gesquiere
                                        Barco NV
                              Noordlaan 5, Industrie Zone
                                 3-8520 Kuurne Belgium

                              Telecopy: 011-32-56-368-408

                                    with a copy to:

                                  Charles Grosse, Esq.
                                    General Counsel
                                       Barco Inc.
                                 3240 Town Point Drive
                                   Kennesaw, GA 30144

                                 Telecopy: 678-460-2393

15.     Costs and Expenses

        All costs and expenses of either Party in connection with this Agreement and the transactions contemplated herein, in particular legal fees, brokers' fees, real estate and title fees or other advisor fees shall be borne by the Party which retained such advisor.

16.     Miscellaneous

16.1 The Parties agree that prior to the Closing Date any public announcement of and information about this Agreement and the transactions contemplated hereunder (other than information and data that is or becomes generally available to the public other than through disclosure by one of the Parties hereto, or one of the Parties' officers, directors, partners, employees, managing directors, representatives or agents) shall be made only after prior consultation and consent of the other Party, provided that the foregoing shall not restrict (i) the issuance deemed necessary by Purchaser and Guarantor of a press release in conformity with the disclosure requirements of or disclosures made on any applicable stock exchange, (ii) continuing communication with employees, customers, suppliers as may be legally required and which is not inconsistent with the best interest of the other Party for the proper consummation of this Agreement and (iii) necessary disclosures in compliance with requirements of any law, governmental order or regulation.

16.2 If for any reason any provision of this Agreement shall be declared void or unenforceable, the remaining provisions shall remain valid. The Parties shall use reasonable efforts to replace the invalid or unenforceable provision by a valid and enforceable one, which as far as legally possible implements their purpose and intent. To the extent permitted by applicable law, each Party waives the provision of any law which renders any provision of this Agreement invalid, illegal or unenforceable in any respect.

16.3 In this Agreement the headings are inserted for convenience only and shall not effect the interpretation of this Agreement.

16.4 This Agreement including its exhibits contains the entire agreement of the Parties with regard to the subject matter of this Agreement. Changes to and amendments of this Agreement shall be in writing and agreed upon by both Purchaser and Seller.

16.5 The Parties shall cooperate reasonably in order to implement this Agreement and the transactions contemplated herein in a manner most beneficial from a tax perspective for both Parties.

16.6 Obligations under this Agreement, as well as this Agreement itself, may not be assigned by a Party without the prior written consent of the other Party. Notwithstanding the foregoing, Purchaser may without the consent of Seller, assign and delegate its rights hereunder or any part thereof or the Agreement in total to any wholly owned subsidiary of Purchaser, provided Barco and Purchaser each remain fully liable under this Agreement.

16.7 With regard to their respective obligations and liabilities under this Agreement and any Ancillary Document Seller and Guarantor on the one hand and Purchaser and Barco on the other hand are jointly and individually responsible.

16.8 This Agreement and any disputes arising out of or in connection with this Agreement shall be governed by and construed in accordance with the substantive laws of Delaware without giving effect to the choice of law principles thereof which would result in the application of the laws of another jurisdiction. The Federal Courts in Wilmington, Delaware shall have exclusive jurisdiction for any disputes arising out of or in connection with this Agreement and each of the Parties hereby submits to the jurisdiction of such Court.

16.9 This Agreement is not intended to confer upon any other person any rights or remedies hereunder.

16.10 Purchaser will be responsible for payment of, and will indemnify and hold Seller, and its Affiliates harmless from and against, all documentary, stamp, transfer, sales, use, excise and similar Taxes (other than Income Taxes) imposed upon Seller or Purchaser as a result of the transactions contemplated by this Agreement. Purchaser will be responsible for preparing and timely filing (and Seller will cooperate with Purchaser at Purchaser's expense in preparing and filing) any forms required with respect to any such Taxes. Purchaser will provide to Seller a true copy of each such Tax return as filed as evidence of the timely filing thereof. 16.11 The Parties agree that the Seller shall not be required to comply with the requirements of any applicable bulk sales laws.

16.12 Representations and Warranties; Exhibits. Neither the specification of any dollar amount in the representations and warranties set forth in
        Section 9 nor the indemnification provisions of Section 10 nor the inclusion of any items in any Exhibit or Exhibit to this Agreement will be deemed to constitute an admission by Seller, or Purchaser, or otherwise imply, that any such amounts or the items so included are material for the purposes of this Agreement. All documents or information disclosed in any Exhibit to this Agreement are intended to be disclosed for all purposes under this Agreement, and will also be deemed to be incorporated by reference in each of the other Exhibits to this Agreement to which they may be relevant.

16.13 Permits. Notwithstanding any other provision hereof, it will be the responsibility of Purchaser to obtain any consent, make any filing or take any action required to transfer permits to Purchaser and to obtain all other approvals required for the use of the Acquired Assets by Purchaser.



Signed this  28th day of March 2003


Trans-Lux West Corporation

By:     ____/s/ Michael R. Mulcahy____          Witness:_/s/Al L. Miller
        Title:_President & Co-CEO____

Trans-Lux Corporation

By:     ___/s/ Michael R. Mulcahy___            Witness:_/s/ Al L. Miller
        Title:_President & Co-CEO___


Barco Inc.

By:     ___/s/ Yannick Roger Post___            Witness: /s/ Charles Grosse
        Title:___CFO - EVP___________                    General Counsel

Barco NV

By:                                             Witness: /s/ Anton Van Petegern
        Title:President & CEO



                                       EXHIBIT A
                                  Certain Definitions

"Acquired Assets" shall have the meaning set forth in Section 2.1.

"Administrative Assets" means Assets of Seller and its Affiliates utilized in providing employee benefits, payroll, administrative, book and record keeping, billing, tax, financial, insurance and other like services to the Business.

"Affiliate" shall mean, with respect to a Person, another Person heretofore, now or hereafter, directly or indirectly, through one or more intermediaries, controlled by, under common control with, or which controls, the Person specified (in each case in their capacities as such).

"Agreement" shall mean this Asset Purchase Agreement, including the Exhibits attached hereto.

"Ancillary Documents" means the Purchaser Ancillary Documents and the Seller Ancillary Documents, collectively.

"Approval" shall mean any franchise, license, certificate of compliance, authorization, consent, order, permit, approval or other action of, or any filing, registration or qualification with, any federal, state, municipal or other governmental, administrative or judicial body, agency or authority.

"Assets" shall mean all properties, assets, privileges, rights, interests and claims, personal, tangible and intangible, of every type and description.

"Assumed Contracts" shall have the meaning set forth in Section 3.1.

"Assumed Liabilities" shall have the meaning set forth in Section 3.7.

"Business" shall mean the design, development, manufacture and service of LED and incandescent displays (including scoreboards) in the US and Canada in the Custom Sports Market.

"Business Day" means any day other than a Saturday, Sunday or other day on which banks in New York City, New York are required to or may be closed.

"Catalog Sports Market" shall have the meaning set forth in Section  11.

"Closing" shall have the meaning set forth in Section 7.1.

"Closing Date" shall have the meaning set forth in Section 8.

"Consent" shall mean any consent or approval of, or notice, declaration, report or statement filed with or submitted to, any Person (other than an approval).

"Custom Sports Market" shall have the meaning set forth in Section 11.

"Equipment"  shall have the meaning set forth in Section 2.1.2.

"Excluded Assets" shall have the meaning set forth in Section 2.3.

"Excluded Contracts" shall have the meaning set forth in Section 3.3.2.

"Excluded Employees" shall have the meaning set forth in Exhibit 4.1.

"Full Cost" of employee support for purposes of Section 2.1.4 shall mean the hourly labor cost of applicable employees plus reasonable out-of-pocket expenses. For all other Sections, "Full Cost" shall mean actual out-of-pocket costs (specific purchase price) for all purchased components, plus direct labor costs (defined as direct labor hours times standard rate of $____per hour), plus factory overhead calculated as an amount equal to ___times direct labor cost.

"Governmental Authority" shall mean any foreign, Federal, State, county, city, town, village, municipal or other governmental department, commission, board, bureau, agency, authority or instrumentality.

"Income Taxes" shall mean any Taxes in the nature of income or franchise taxes.

"Indemnified Party" shall mean the Purchaser Indemnified Party or Seller Indemnified Party seeking indemnification pursuant to Section 10

"Indemnifying Party" shall mean the party from which indemnification is sought pursuant to Section 10.

"Intellectual Property" shall have the meaning set forth in Section 2.1.

"IRB Bonds" mean (i) the Taxable Variable Rate Demand/Fixed Rate Revenue Bonds (Integrated Systems Engineering, Inc. "ISE", now known as Trans-Lux West Corporation, Project) Series 1999B, issued by ISE and (ii) the Variable Rate Demand/Fixed Rate Tax-Exempt Revenue Bonds (ISE Project) Series 1999A, issued by the City of Logan, Utah.

"Knowledge" with respect to Purchaser or Seller means actual knowledge of any person who is a director or executive officer of such Party.

"Liens" means any security interest for which a UCC Financing Statement has been filed.

"Losses" means damages, liabilities and reasonable expenses of defense thereof
(i) reduced to the extent recovered by the Indemnified Party (or Affiliates thereof) making the relevant claim for indemnification (through insurance or otherwise), and (ii) further reduced by the present value of any Tax savings resulting from any Tax benefit to the Indemnified Party (or Affiliates thereof) making the relevant claim for indemnification as a result of such Losses.

"Material Adverse Effect" means any change in, or effect on, the Business, which is materially adverse to the assets and financial condition of the Business.

"Person" means and includes an individual, corporation, partnership (limited or general), joint venture, association, trust, any other unincorporated organization or entity and a governmental entity or any department or agency thereto.

"Prepaid Expenses" means all prepaid expenses of Seller in connection with the Business calculated as of the Closing Date in accordance with U.S. generally accepted accounting principles consistently applied.

"Purchase Price" shall have the meaning set forth in Section 6.1.

"Purchaser" shall have the meaning set forth in the Recitals.

"Purchaser Ancillary Documents" means all agreements, instruments, documents or certificates contemplated to be executed and/or delivered by Purchaser at Closing.

"Purchaser Employee" shall have the meaning set forth in Section 4.1.

"Purchaser Indemnified Parties" shall have the meaning set forth in Section 10.1(a)"Retained Liabilities" shall have the meaning set forth in Section 3.8.

"Seller" shall have the meaning set forth in the Recitals.

"Seller Ancillary Documents" means all agreements, instruments, documents or certificates contemplated to be executed and/or delivered by Seller at Closing.

"Seller Indemnified Parties" shall have the meaning set forth in Section 10.

"Tax" or "Taxes" means all taxes, charges, fees, levies or other assessments, and all estimated payments thereof, including but not limited to income, excise, property, sales, use, value added, environmental, franchise, payroll, transfer, gross receipts, withholding, social security, and unemployment taxes, imposed by any governmental authority, including any interest, penalties and additions to tax relating to such taxes, charges, fees, levies or other assessments.

"Trade Receivables" shall have the meaning set forth in Section 2.1.4.

"WARN Act" shall mean the Worker Adjustment and Retraining Notification Act.







                                      EXHIBIT 6.1


                   PURCHASE PRICE AND OTHER PAYMENTS AND OBLIGATIONS

1. Cash Portion at Closing

A.      Goodwill                                        $1,500,000.00
B.      Book Value of other Acquired Assets             $2,256,827.84
C.      Amount of Logan Utah facility equal to assumption of IRB Bonds
(Section 3.7) plus other Assumed Liabilities.           $4,155,000.00


TOTAL                                                   $7,911,827.84